EXHIBIT 99.1

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

ENTERPRISE BANCORP, INC. ANNOUNCES RIGHTS AND COMMUNITY-BASED COMMON STOCK OFFERINGS

Lowell, Mass (April 21, 2016) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent company of Enterprise Bank, announced today that it intends to raise up to $10 million in capital to support future growth through a rights offering to its existing stockholders (the “Rights Offering”) partnered with a supplemental community offering to new investors (the “Community Offering” and, together with the Rights Offering, the “Offerings”).

The Offerings will commence on April 21, 2016, with the Rights Offering scheduled to expire on May 27, 2016 and the Community Offering scheduled to expire on June 10, 2016, subject in each case to early termination or extension by the Company, in its sole discretion.

Under the terms of the Rights Offering, all record holders of the Company’s common stock as of 5:00 p.m., Eastern Daylight Time, on April 19, 2016, the record date for the Rights Offering, will receive, at no charge, one non-transferable subscription right for each share held as of the record date (“basic subscription privilege”). Each subscription right will entitle the holder of the right to purchase 0.0444 of a share of the Company’s common stock at a purchase price of $21.50 per share.

Stockholders may exercise their basic subscription privilege for some or all of their subscription rights, or stockholders may choose not to exercise any basic subscription rights. Stockholders who exercise their basic subscription privilege in full will be entitled to subscribe to purchase additional shares, subject to certain conditions and limitations and proration in the event that over-subscription requests exceed the number of shares of common stock available.

If shares of common stock remain available for sale after the expiration of the Rights Offering, the Company will offer the remaining shares to the public at the purchase price of $21.50 per share. The Company anticipates that, if it offers shares in the Community Offering, it will offer the shares to individual investors who reside or operate businesses in Enterprise Bank’s current or prospective market area and employees of Enterprise Bank, subject to the terms and conditions detailed in the prospectus.

All exercises of subscription rights in the Rights Offering and subscription agreements submitted in the Community Offering are irrevocable.

If the Rights Offering is fully subscribed, the Company will issue approximately 465,116 shares of its common stock. The Company reserves the right to issue up to 93,023 additional shares of its common stock to accommodate oversubscription requests in the Rights Offering and/or to facilitate sales of shares to new investors in the Community Offering. Under no circumstances will the Company issue more than 558,139 shares in the Offerings.

The Company will use its existing shelf registration statement, which was declared effective by the Securities and Exchange Commission (SEC) on September 24, 2013, in connection with the Offerings.

The Offerings will be made only by means of a prospectus supplement and the related base prospectus included in the shelf registration statement (together, the “prospectus”), copies of which will be mailed to all record date stockholders and to certain prospective new investors. Copies of the prospectus may also be obtained by contacting Enterprise Bancorp, Inc., Attn: Investor Relations, 222 Merrimack Street, Lowell, MA 01852 or by calling toll-free at 1-877-671-2265, ext. 4519.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts communities of Lowell, Acton, Andover, Billerica,
Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham and Salem. The Company has also obtained the necessary regulatory approvals to establish its second branch in Nashua, NH and anticipates that the office will open in the second quarter of 2016.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the SEC, including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.